Exhibit 99.1

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880                            Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President,
	Chief Executive Officer	Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

REPORTS THIRD QUARTER AND NINE MONTHS 2005 FINANCIAL RESULTS

WAKEFIELD, MASSACHUSETTS, October 26, 2005 - American Dental Partners, Inc. (NASDAQ:ADPI) announced financial results today for the quarter and nine month period ended September 30, 2005. Certain results have been adjusted to reflect the Company’s 3-for-2 stock split effective October 14, 2005.

Comparing the third quarter of 2005 with the third quarter of 2004:

•	Net revenue was $49,573,000 as compared to $44,640,000, an increase of 11%.

•	Earnings from operations were $4,102,000 as compared to $3,680,000, an increase of 11%.

•	Net earnings were $2,188,000 as compared to $1,993,000, an increase of 10%.

•	Diluted net earnings per share were $0.17, as compared to $0.16, an increase of 6%.

•	Diluted cash net earnings per share were $0.23 as compared to $0.22, an increase of 5%.

Comparing the first nine months of 2005 with the first nine months of 2004:

•	Net revenue was $147,145,000 as compared to $133,748,000, an increase of 10%.

•	Earnings from operations were $13,967,000 as compared to $11,773,000, an increase of 19%.

•	Net earnings were $7,651,000 as compared to $6,376,000, an increase of 20%.

•	Diluted net earnings per share were $0.60 as compared to $0.53, an increase of 13%.

•	Diluted cash net earnings per share were $0.78 as compared to $0.70, an increase of 11%.

Patient revenue of the Company’s affiliated dental group practices, which is not consolidated with the Company’s financial results and is a non-GAAP financial measure, was $76,743,000 for the quarter as compared to $68,265,000 for the prior year’s same quarter, an increase of 12%. Same market revenue growth for the Company’s affiliated dental group practices as measured by patient revenue was 9% for the quarter.

For the quarter, cash flow from operations was $5,773,000, capital expenditures were $3,622,000 and amounts paid for affiliations, including affiliation costs, amounted to $9,292,000. The Company relocated two facilities and expanded three facilities during the quarter. Additionally, the Company completed four affiliations which were combined with its existing affiliated dental group practices in California, Michigan, New York and Texas.

As previously announced, one of these affiliations included Dental Associates of Rochester, a dental group with approximately $8 million of patient revenue. Dental Associates of Rochester was combined with the Company’s existing platform affiliated dental group, Western New York Dental Group.

The Company noted that it has affiliated dental group practices in Louisiana, Texas, Alabama and Tennessee, a region that was negatively affected in the third quarter by the impact of hurricanes. Of particular note, the Company’s Louisiana affiliate, Lakeside Dental Care, was meaningfully impacted by Hurricane Katrina. Lakeside’s largest practice is located in Metairie, Louisiana and was closed through October 14, 2005 due to Hurricane Katrina. In support of the hurricane relief efforts, the Company elected to continue employment of its Louisiana team members. Hurricanes Katrina and Rita temporarily closed other practices and generally resulted in reduced scheduling efficiency and declining productivity at several of the Company’s affiliated dental group practices in the third quarter. The Company estimates the negative impact to the patient revenue of the affiliated dental group practices was $400,000 to $600,000 and the negative impact to its net revenue was $270,000 to $400,000 in the third quarter.

Cash net earnings per share, patient revenue and same market revenue growth are non-GAAP financial measures. In accordance with the requirement of SEC Regulation G, please see the attached financial tables for a presentation of the most comparable GAAP measures and the reconciliation to the nearest GAAP measures and all additional reconciliations required by Regulation G.

For further discussion of these events and a comprehensive review of the third quarter ended September 30, 2005, the Company will host its previously announced conference call on Thursday, October 27, 2005 at 10:00 a.m. EST, which will be broadcast live over the Internet at www.amdpi.com. The call will be hosted by Gregory A. Serrao, Chairman, President and Chief Executive Officer. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com and www.streetevents.com approximately two hours after the call through 6:00 p.m. EDT Thursday, November 3, 2005.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 19 dental group practices which have 185 dental facilities with approximately 1,730 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2004.

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenue	$49,573	$44,640	$147,145	$133,748
Operating expenses:
Salaries and benefits	21,496	19,444	62,473	57,906
Lab fees and dental supplies	7,957	7,125	23,567	21,485
Office occupancy expenses	5,962	5,287	16,990	15,632
Other operating expenses	4,808	4,278	13,935	12,602
General corporate expenses	2,137	2,234	7,337	6,658
Depreciation expense	1,805	1,485	5,119	4,400
Amortization of intangible assets	1,306	1,107	3,757	3,292

Total operating expenses	45,471	40,960	133,178	121,975

Earnings from operations	4,102	3,680	13,967	11,773
Interest expense, net	477	386	1,299	1,243

Earnings before income taxes	3,625	3,294	12,668	10,530
Income taxes	1,437	1,301	5,017	4,154

Net earnings	$2,188	$1,993	$7,651	$6,376

Net earnings per common share:
Basic	$0.18	$0.17	$0.64	$0.57

Diluted	$0.17	$0.16	$0.60	$0.53

Weighted average common shares outstanding:
Basic	12,021	11,453	11,951	11,282

Diluted	12,783	12,195	12,654	12,029

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands)

(unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,497	$1,378
Receivables due from affiliated dental group practices	15,260	13,539
Other current assets	6,585	6,657

Total current assets	23,342	21,574

Property and equipment, net	44,247	39,252

Other non-current assets:
Goodwill	5,095	5,095
Intangible assets, net	96,605	87,425
Other assets	847	801

Total non-current assets	102,547	93,321

Total assets	$170,136	$154,147

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$21,104	$23,353
Current maturities of debt	123	527

Total current liabilities	21,227	23,880

Non-current liabilities:
Long-term debt	35,739	28,220
Other liabilities	16,194	14,840

Total non-current liabilities	51,933	43,060

Total liabilities	73,160	66,940

Commitments and contingencies
Stockholders’ equity	96,976	87,207

Total liabilities and stockholders’ equity	$170,136	$154,147

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands)

Comparable GAAP Presentation and

Reconciliation of Non-GAAP

Financial Measures

	Three Months Ended September 30,		% Growth
	2005	2004
Reconciliation of patient revenue of the affiliated dental practices to the Company’s net revenue: (1)
Patient revenue - affiliated dental group practices:
Platform dental groups affiliated with the Company in both periods of comparison (2)	$74,454	$68,265	9%
Platform dental groups that completed affiliations with the Company during periods of comparison	2,289	—	—

Total	76,743	68,265	12%
Less: Amounts retained by affiliated dental group practices	28,380	24,891	14%

Net revenue earned under service agreements	48,363	43,374	12%
Other revenue	1,210	1,266	-4%

Net revenue	$49,573	$44,640	11%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Reconciliation of net earnings, as reported, to cash net earnings: (3)
Net earnings (as reported)	$2,188	$1,993	$7,651	$6,376
Add: Amortization of intangible assets, net of tax	789	669	2,269	1,988

Cash net earnings	$2,977	$2,662	$9,920	$8,364

Weighted average common shares outstanding	12,783	12,195	12,654	12,029

Diluted net earnings per share	$0.17	$0.16	$0.60	$0.53

Diluted cash net earnings per share (3)	$0.23	$0.22	$0.78	$0.70

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands, except per share amounts)

Comparable GAAP Presentation and

Reconciliation of Non-GAAP

Financial Measures (Continued)

	Three Months Ended September 30,
	2005	2004
Calculation of adjusted return on committed capital and adjusted return on equity for the three months ended September 30, 2005 and 2004:

Earnings from operations	$4,102	$3,680
Add back: Amortization of intangible assets	1,306	1,107

Adjusted earnings from operations (4)	$5,408	$4,787

Annualized adjusted earnings from operations	$21,632	$19,148

Total debt	$35,862	$31,127
Stockholders’ equity	96,976	83,373

Committed capital	$132,838	$114,500

Adjusted return on committed capital (4)	16.3%	16.7%

Net earnings	$2,188	$1,993
Add back: Amortization of intangible assets, net of taxes	789	669

Cash net earnings (3)	$2,977	$2,662

Annualized cash net earnings	$11,909	$10,647

Adjusted return on equity (4)	12.3%	12.8%

(1)	Patient revenue is not a measure of financial performance under GAAP. Patient revenue of the affiliated dental group practices is not consolidated with the Company’s financial statements. The Company uses this and other non-GAAP financial measures to analyze operating trends and to help manage its business.
(2)	Same market revenue excludes platform affiliations in new markets that occurred during the periods of comparison. Same market patient revenue is comprised of revenue of the affiliated dental group practices which are not consolidated into the Company’s financial statements. The Company believes that same market patient revenue growth is important for understanding its financial performance.
(3)	Cash net earnings and diluted cash net earnings per share are not measures of financial performance under GAAP. Cash net earnings excludes amortization expense related to intangible assets, net of tax. The Company incurs significant amortization expense related to its service agreements while many companies, both in the same industry and other industries, no longer amortize a significant portion of their intangible assets pursuant to Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangible Assets. The Company believes that cash net earnings and diluted cash net earnings per share are important financial measures for understanding its relative financial performance.

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands, except per share amounts)

Comparable GAAP Presentation and

Reconciliation of Non-GAAP

Financial Measures (Continued)

(4)	Adjusted earnings from operations, return on committed capital and return on equity are not measures of financial performance under GAAP. Adjusted earnings from operations are earnings from operations, excluding amortization expense related to intangibles. The Company believes that adjusted return on committed capital and adjusted return on equity are useful financial measures for understanding its financial performance.